STATE OF DELAWARE
                                                    SECRETARY OF STATE
                                             DIVISION OF COMMERCIAL CORPORATIONS
                                                FILED  09:00 am 01/28/2000
                                                    001044215 - 2135355




                           CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              THE TIREX CORPORATION

         It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "Corporation") is The Tirex Corporation.

                  2. The certificate of incorporation is hereby amended by deleting Article FOURTH in its entirety and by substituting in lieu of said Article FOURTH the following:

                  "FOURTH: The aggregate number of shares of all classes of the capital stock which the corporation shall have the authority to issue is one hundred sixty five million (165,000,000) shares, of which one hundred sixty five million (165,000,000) shares shall be common stock, par value $.001 per share. The board of directors of the corporation may determine the times when, the terms under which and the consideration for which the corporation shall issue, dispose of or receive subscriptions for shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable by the corporation."

                  3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation law of the State of Delaware.

                  4. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.

                  Executed at Montreal, Canada on  January 27, 2000

Attest                                  THE TIREX CORPORATION

By /s/ MICHAEL D.A. ASH                 By /s/ JOHN L. THRESHIE, JR.
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       Michael D.A. Ash, Secretary             John L. Threshie, Jr., President